[LETTERHEAD OF CARDINAL HEALTH, INC.]






                       CARDINAL HEALTH AND MEDICINE SHOPPE
                       INTERNATIONAL SIGN MERGER AGREEMENT


                   Dublin, Ohio, and St. Louis, Missouri, August 28, 1995 -- Cardinal Health, Inc. (NYSE: CAH), a leading U.S. phar-maceutical distributor, and Medicine Shoppe International, Inc. (NASDAQ: MSII), the largest franchisor of independent retail pharmacies in the U.S., jointly announced today that they have signed a definitive agreement with respect to a merger in which Medicine Shoppe will become a wholly-owned subsidiary of Cardi-nal Health.

                   Under the terms of the transaction, shareholders of Medicine Shoppe will receive $45.00 in the form of Cardinal Health common stock for each common share of Medicine Shoppe, so long as the market price of Cardinal stock is between $51.58 and $58.17 (based upon the average closing prices thereof over a specified period). Depending on the price of Cardinal Health's common stock, the number of shares Cardinal will issue in the transaction ranges from approximately 5.990 million to
         6.755 million. Based upon the current market price of Cardinal Health common stock of $55.00 per share, Cardinal would issue approximately 6.335 million common shares representing a trans-action value of approximately $348 million.

                   If the price of Cardinal Health common stock is a certain level below $51.58, Cardinal has the option to issue additional shares to eliminate the right of Medicine Shoppe not to close the transaction in such event. In connection with the transaction, Medicine Shoppe has granted Cardinal an option to purchase 1.3 million common shares at a price of $39.00 per share, exercisable upon the occurrence of certain events. The merger, which is expected to be completed in late 1995, is sub-ject to, among other things, approval by the shareholders of Medicine Shoppe and the receipt of appropriate regulatory ap-provals. This combination has been structured as a tax-free



         Cardinal Health/Merger Agreement
         Page 2


         reorganization and will be accounted for as a pooling of inter-ests.

                   Cardinal Health, Inc., based in Dublin, Ohio, is a leading pharmaceutical distributor in the United States. The company provides an array of innovative, value-added services to a broad base of customers nationwide including hospitals, independent and chain pharmacies, managed care facilities, al-ternate care centers, and the pharmacy departments of supermar-kets and mass merchandisers. The company reported sales of $7.8 billion, net income, of $85.0 million, and earnings per share of $2.01 for its fiscal year ended June 30, 1995. Over the last five years, the company has experienced annual com-pound growth rates in sales and earnings per share of 29.6% and 39.5%, respectively.

                   Medicine Shoppe International, Inc., headquartered in St. Louis, Missouri, is the largest franchisor of independent retail pharmacies in the United States. The company currently has 987 franchisee locations in 46 states, and also has fran-chisees operating 109 pharmacies in seven foreign countries. Approximately 94% of the sales from Medicine Shoppe's apothecary-style stores are derived from prescriptions. Medi-cine Shoppe provides the pharmacist/franchisee with a compre-hensive system of business training, site location, marketing and advertising programs, purchasing and managed care programs, and management support designed to help the franchisee build a successful business. For the twelve months ended June 30, 1995, the company reported revenues of $53.8 million, net income of $16.0 million, and earnings per share of $2.06.
         Sales reported by Medicine Shoppe pharmacies over the same twelve month period totaled $923 million. The company has grown revenues and earnings per share at annual compound rates of 12.1% and 15.1%, respectively, over the last five fiscal years.

                   "This is a very exciting step for us," commented Rob-ert D. Walter, chairman and chief executive officer of Cardinal Health, Inc. "Over the years, Cardinal Health has moved beyond the purely logistical side of drug wholesaling to offer a com-bination of value-added information, marketing and educational services to its customers. This merger with Medicine Shoppe creates numerous networking opportunities for all Cardinal cus-tomer segments in the new areas of information and cognitive services provided by pharmacists."

                   "Medicine Shoppe runs an excellent operation with a proven formula for success in the retail pharmacy marketplace," added John C. Kane, president and chief operating officer of Cardinal Health, Inc. "Our affiliation with Medicine Shoppe



         Cardinal Health/Merger Agreement
         Page 3


         will enable us to broaden further the range of programs offered and options available to Medicine Shoppe franchisees, Cardinal's retail customers, and other customer segments as local integrated health networks continue to develop. Further-more, our combined companies will significantly improve Cardinal's ability to support the marketing and distribution needs of our suppliers."

                   "We are extremely enthusiastic about this merger with Cardinal Health," stated David A. Abrahamson, president and chief executive officer of Medicine Shoppe International, Inc. "Both of our companies have been innovators in their respective businesses. The combination of our efforts will magnify this innovative spirit benefiting our franchisees, customers, and suppliers as we continue to develop new pharmacy services and find ways to drive down costs within the health care system.
         We believe the transaction is very favorable for our sharehold-ers providing them with an interest in a solid, rapidly growing company with a proven track record."

                   Mr. Abrahamson continued, "Cardinal Health is the ideal partner for Medicine Shoppe. Its organizational struc-ture and management philosophy will enable our company to con-tinue to operate as a separate entity. At the same time, our combined companies will enjoy the benefits of shared knowledge and resources."

                   "Even without considering the substantial marketing and information synergies that we believe to exist between our two organizations, this will be a non-dilutive transaction," Mr. Walter emphasized. "Additionally, both Cardinal and Medi-cine Shoppe have very strong balance sheets with ample capital. Medicine Shoppe has no long-term debt or lines of credit, and has financed its growth through cash flow from normal opera-tions. This transaction will add no goodwill to Cardinal's balance sheet, and the net debt to total capital ratio of the combined companies is anticipated to be less than 20% at the closing of this transaction. As a result of this capital strength, Cardinal Health will continue to have considerable flexibility for the consideration of additional acquisition opportunities."

                   Upon the closing of this merger, Medicine Shoppe will operate as a separate subsidiary of Cardinal Health, Inc. Mr. Abrahamson and the other members of the company's management team will continue to server in their current positions, and the company's headquarters will remain in St. Louis.




                              FACT SHEET -- CARDINAL HEALTH AND MEDICINE SHOPPE

                                CARDINAL HEALTH, INC.          MEDICINE SHOPPE INTERNATIONAL, INC.

         Headquarters:          Dublin, Ohio                   St. Louis, Missouri
         Trading Symbol:        NYSE: CAH                      NASDAQ: MSII
         Year Founded:          1971                           1970
         Business:              A leading U.S. distributor     Largest franchisor of retail
                                of pharmaceuticals             pharmacies in the U.S.

                                Provides a variety of value-   Pharmacies are independently
                                added information and mar-     owned and operated
                                keting services to all
                                classes of pharmaceutical      Apothecary-style stores:  94% of
                                customers                      store sales are derived from pre-
                                                               scriptions

         Locations:             34 distribution centers        1,096 franchised locations, 109
                                nationwide                     of which are located outside of
                                                               the U.S.
         Employees              3800                           240
         Fiscal Year-end        June 30                        September 30
         Chief Executive        Robert D. Walter               David A. Abrahamson
           Officer


         Financial Highlights:  (For fiscal year ended         (For twelve months ended 6/30/95)
                                 6/30/95)
         Sales/Revenues         $7.8 billion                   $53.8 million<F1>
         Net Income             $85.0 million                  $16.0 million
         Earnings per Share     $2.01                          $2.06
         5-year EPS growth      39.5%                          15.1% (for last five fiscal
                                                               years)



                                CARDINAL HEALTH, INC.          MEDICINE SHOPPE INTERNATIONAL, INC.


         Gross Margin/Sales     6.0%                           83.1%
         EBIT/Sales             2.1%                           44.7%
         Total Assets           $1.8 billion                   $88.5 million
         Cash & Equivalents     $63.2 million                  $20.0 million
         Long-term Debt         $209.3 million                 -0-
         Shareholders' Equity   $546.4 million                 $83.0 million
         Average Fully Diluted
           Shares Outstanding   42.2 million                   7.8 million
         Return on Average
           Shareholders' Equity 17.5%                          20.3%
         10-Year Total Return
           to Shareholders      25.0%                          13.5%


         <F1>  Total Sales Reported by Medicine Shoppe Pharmacies for
         the twelve month period were $923 million.
